Exhibit 99.1


      Southwest Water Company Reports Third Quarter 2007 Results


    LOS ANGELES--(BUSINESS WIRE)--Nov. 9, 2007--Southwest Water
Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today reported financial results for the third quarter and nine months ended September 30, 2007.

    For the quarter, revenues decreased $1.6 million to $57.4 million from $58.9 million in the third quarter of 2006. Operating income declined $2.5 million to $5.3 million compared with $7.8 million in prior year third quarter. Net income was down $1.6 million to $2.1 million, or $0.08 per diluted share, compared to $3.7 million, or $0.16 per diluted share, in the same quarter of 2006. Weighted average diluted shares outstanding increased 4% to 24.5 million.

    For the nine months ended September 30, 2007 compared with September 30, 2006, revenues decreased $2.4 million to $160.4 million from $162.8 million, operating income declined $2.0 million to $13.8 million from $15.7 million and net income was down $1.3 million to $4.9 million, or $0.20 per diluted share, compared to $6.3 million, or $0.27 per diluted share.

    "Our third quarter's results were impacted by $1.1 million of non-recurring charges in our Services Group, record rainfall in Texas, the national housing market slowdown and our investments in building a solid foundation for the future of Southwest Water," said Mark A. Swatek, Southwest Water chief executive officer and chairman. "We are re-shaping this organization around the goals of improved bottom line performance and an integrated infrastructure that positions us for growth. We see opportunities for improvement across the enterprise - in our Utility Group, Services Group and Corporate Overhead."

    Utility Group Q3 Results

    In the Utility Group, revenues were up 1% to $26.5 million from $26.3 million in the third quarter of 2006, which include intersegment revenues of $0.4 million in both periods. This increase was primarily due to utility acquisitions and rate increases implemented since the third quarter of last year, partially offset by lower consumption in Texas utilities due to the record rainfall. Operating income decreased 4% to $9.2 million compared with $9.5 million in the third quarter 2006, primarily due to increased depreciation expense and operating expense increases in Texas and New Mexico.

    "We are focused on enhancing our Utility Group income through pursuing utility acquisitions and general rate case filings," commented Swatek. "We currently have four rate cases filed; the largest being our Monarch Utility filing in Texas where we look to have the regulators consider in rates our substantial efforts and investments to bring quality of service up to Southwest's high standards. Interim rates for Monarch went into effect in October. Our Alabama wastewater utility receives a contracted annual rate increase each January and we plan to file a case for our largest utility located in Southern California in the first part of 2008."

    Services Group Q3 Results

    Services Group revenues were down 8% to $37.7 million from $40.9 million in the 2006 third quarter, which include intersegment revenues of $7.2 million and $9.2 million, respectively. This decrease was primarily due to reduced field work in Texas as a result of wet weather, a slow down in housing construction in Texas and New Mexico and a reduction in the company's contract base in its southeast division. The Services Group recorded an operating loss for the quarter of $255,000 compared to operating income of $922,000 in the third quarter of 2006, primarily due to the reduction in revenues as described above as well as a one time reserve of $650,000 and a spike in health insurance costs of $450,000.

    "The Services Group supports three distinctly different customer sets: the Texas Municipal Utility Districts or MUD's, municipal clients through operations and maintenance contracts, and Southwest Water's own Utility Group," commented Swatek. "We need to accelerate our performance improvements and therefore we plan to refocus this Group, including its business development efforts, in early 2008 along these business lines to better serve the unique demands of each customer base and eliminate any structural redundancies that may exist today."

    Q3 SG&A and Capital Expenditures

    Consolidated selling, general and administrative (SG&A) expenses for the quarter were $8.4 million versus $7.1 million in the third quarter of 2006. Included in SG&A is approximately $700,000 of increased costs associated with upgrades in management and staffing put in place since the third quarter of 2006, which include salary, wages and related benefits. Additionally, SG&A includes $500,000 of costs related to Cornerstone, the company's continuing initiative to consolidate, update and upgrade all underlying communications and information technology systems, scheduled to be completed by the end of 2009.

    "We have invested in improving our staff capabilities since this time last year, resulting in significant upgrades to our internal information technology resources and operational management," said Swatek. "We have also invested in Cornerstone. This project is imperative as our current systems can not sustain our operations and they restrict the amount of growth we can effectively handle. These incompatible systems negatively impact customer service, make our accounting processes time consuming and costly, and prevent our Services Group from realizing any efficiencies of scale. We anticipate we will need to make capital expenditures of between $27 million and $30 million to complete the implementation, which includes the $6 million we have capitalized for this project year to date. We expect a 10% internal rate of return over the life of this project."

    Total company funded capital expenditures were $9.9 million in the quarter, including $3.9 million related to the Cornerstone project, compared to $8.5 million in the third quarter of 2006.

    Conference Call

    The company will provide more detail regarding its third quarter operating results in a conference call and web cast to be held today, November 9, 2007, at 3:00 p.m. Eastern time (12 noon Pacific). The conference call can be accessed on the company's website at www.swwc.com. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company's website. A telephonic replay will also be available beginning at 5:00 p.m. Eastern (2:00 p.m. Pacific) until midnight November 16, 2007 at 888-286-8010 (international callers 617-801-6888), passcode 62844079.

    Southwest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in ten states depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's website: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the company's 2006 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.




CONDENSED BALANCE SHEET INFORMATION
(unaudited and in thousands)

                                            September 30, December 31,
                                                2007          2006
                                            --------------------------

Current assets                                   $ 41,664     $ 48,257
Property, plant and equipment, net                421,850      389,625
Total assets                                     $519,737     $491,693

Current liabilities                              $ 33,827     $ 35,830
Long-term debt                                    143,090      128,624
Contributions in aid of construction              116,128      110,024
Stockholders' equity                              172,341      166,527
Total liabilities and stockholders' equity       $519,737     $491,693




CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in thousands, except per share amounts)

                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                  2007      2006     2007      2006
Operating Revenues:
  Utility Group                  $26,456  $26,267  $ 70,934  $ 65,780
  Services Group                  37,723   40,869   108,439   120,000
    Less intersegment
     eliminations                 (6,821)  (8,192)  (18,966)  (22,946)
                                ------------------ -------------------
Total revenues                    57,358   58,944   160,407   162,834
                                ------------------ -------------------

Expenses:
  Utility Group operating
   expenses                       15,030   14,539    39,619    35,442
  Services Group operating
   expenses                       28,608   29,272    80,733    86,021
  Selling, general and
   administrative                  8,437    7,115    26,282    24,708
  Impairment of goodwill              --      261        --       929
                                ------------------ -------------------
Total expenses                    52,075   51,187   146,634   147,100
                                ------------------ -------------------

Operating income                   5,283    7,757    13,773    15,734

Other income (expense)
  Interest expense                (2,182)  (2,081)   (6,376)   (6,333)
  Interest income                    291      108       507       363
  Other, net                         (41)      11      (102)       --
                                ------------------ -------------------

Income before income taxes and
 change in accounting principle    3,351    5,795     7,802     9,764
Provision for income taxes        (1,276)  (2,123)   (2,890)   (3,575)
                                ------------------ -------------------

Income before change in
 accounting principle              2,075    3,672     4,912     6,189

Cumulative effect of change in
 accounting principle, net of
 tax                                  --       --        --        71
                                ------------------ -------------------

Net income                         2,075    3,672     4,912     6,260

Preferred stock dividends             (6)      (6)      (18)      (18)
                                ------------------ -------------------

Net income applicable to common
 holders                           2,069    3,666     4,894     6,242
                                ------------------ -------------------

Earnings per common share:
  Basic                          $  0.09  $  0.16  $   0.20  $   0.28
  Diluted                        $  0.08  $  0.16  $   0.20  $   0.27

Weighted average outstanding
 common shares (diluted)          24,472   23,422    24,357    23,184



    CONTACT: Southwest Water Company
             DeLise Keim, VP Corporate Communications, (213) 929-1846 www.swwc.com or
             PondelWilkinson Inc.
             Robert Jaffe, (310) 279-5969
             www.pondel.com